                                  EXHIBIT 21


                        SUBSIDIARIES OF THE REGISTRANT


Name of Subsidiary                                 State of Incorporation      Doing Business As
------------------                                 ----------------------      -----------------
Wireless Communications, Inc. (1)                       Oklahoma                    Heartland
Northern Oklahoma Wireless Cable, Inc. (2)              Oklahoma                    Heartland
Heartland Wireless Portsmouth, L.L.C. (3)               Texas                       Heartland
CS Wireless Systems, Inc. (4)                           Delaware                    CS Wireless
Wireless One, Inc. (5)                                  Delaware                    Wireless One


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(1) The names of consolidated wholly-owned subsidiaries in the wireless cable television service business (94 of which operate in the United States and none of which operate in foreign jurisdictions) have been omitted.

(2) The Registrant owns 85% of the outstanding common stock and 21.4% of the outstanding preferred stock.

(3) The Registrant owns 80% of the outstanding membership interests.

(4) The Registrant owns approximately 34% of the outstanding common stock.

(5) The Registrant owns approximately 20% of the outstanding common stock.